Exhibit 99.1

                                                         FOR IMMEDIATE RELEASE

CONTACTS:

J. Thomas Parmeter

Chairman

Janis Y. Neves

Director of Finance & Administration

(858) 558-6064

info@ppti.com


PROTEIN POLYMER TO REQUEST IMMEDIATE DE-LISTING FROM BoRSE-BERLIN-BREMEN EXCHANGE, TO PURSUE LISTING ON THE AMEX

         SAN DIEGO, April 7, 2005 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI), reported today that, in an effort to protect its shareholders, it has initiated actions for an immediate de-listing of its common stock from the Borse-Berlin-Bremen Stock Exchange (the "BBBSE") in Germany. The Company recently learned that its common stock had been listed for trading on the BBBSE without the Company's prior knowledge, consent or authorization. The Company is seeking to be de-listed because it is concerned that the price of its common stock in the U.S. markets could be subject to manipulation by trading practices permitted on the BBBSE which would not be permitted in the U.S. markets. Counsel to the Company has initiated correspondence to the appropriate parties seeking immediate de-listing of the Company's common stock from the BBBSE; however, since the Company's approval of a listing on the BBBSE is not required, there can be no assurance that these efforts will be successful. Investors looking to purchase shares of the Company should only purchase their shares from authorized broker-dealers who will execute trades on the Over-The-Counter Bulletin Board under the stock symbol PPTI.

         Separately, the Company reported that it intends to pursue a listing of its common stock on the American Stock Exchange. The Company has not yet made application to the AMEX and there can be no assurance that the AMEX will approve the Company's application when filed.

         Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, creating an extensive portfolio of proprietary biomaterials for use in the development of bioactive devices. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-six U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

         This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and clinical product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 2004 Annual Report on Form 10-KSB, the Company's quarterly reports on Form 10QSB, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.